SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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HOPFED BANCORP, INC

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[HOPFED BANCORP, INC. LETTERHEAD]

March 22, 2013

IMPORTANT INFORMATION ABOUT YOUR INVESTMENT

Re: New York Hedge Fund Attacking Your Bank

Dear HopFed Bancorp, Inc. Stockholder:

We are writing to advise you that your Board of Directors unanimously opposes the nomination of Robert Bolton for election to HopFed Bancorp, Inc.’s (“HFBC” or the “Company”) Board of Directors at the Company’s 2013 Annual Meeting of Stockholders. Mr. Bolton is being nominated by a New York hedge fund and related entities managed and controlled by Joseph Stilwell (collectively, the “Stilwell Group”). The Stilwell Group’s nominee was named in opposition to one of the three candidates nominated for election by HFBC’s Board of Directors. The Stilwell Group is seeking to place its hand-picked representative on your Board of Directors in order to discourage the future growth of our Company through strategic acquisitions, such as our recently announced acquisition of Sumner Bank & Trust.

HFBC’S BOARD OF DIRECTORS STRONGLY OPPOSES THE STILWELL GROUP’S PROXY SOLICITATION AND URGES YOU NOT TO SIGN OR RETURN ANY GREEN PROXY CARD SENT TO YOU BY THE STILWELL GROUP.

Within a few weeks, HFBC will send you a detailed proxy statement and a WHITE PROXY CARD for the 2013 Annual Meeting of Stockholders to be held at the Company’s headquarters in Hopkinsville, Kentucky, on Wednesday, May 15, 2013, at 3:00 p.m., local time. HFBC’s Board of Directors recommends that you carefully review HFBC’s proxy statement when it becomes available and that you demonstrate your support for HFBC’s nominees by signing, dating and mailing the Company’s WHITE PROXY CARD that will be sent with our proxy statement.

DO NOT BE RUSHED INTO MAKING THIS VERY IMPORTANT VOTING DECISION UNTIL YOU RECEIVE HFBC’S PROXY STATEMENT AND WHITE PROXY CARD.

HFBC’s Board of Directors is firmly committed to creating long-term stockholder value. Six of the eight members of HFBC’s Board of Directors are independent directors and none of HFBC’s directors is beholden to any individual stockholder. We believe that the Company’s track record clearly demonstrates the commitment of HFBC’s Board of Directors and management team to maximize long-term stockholder value in the best interests of all stockholders.

Notwithstanding the current challenging economic environment, HFBC’s Board of Directors and management team are keenly focused on positioning HFBC to build long-term value for HFBC’s stockholders through the effective use of HFBC’s capital. We firmly believe that the key to HFBC’s outperformance relative to many of the Company’s competitors throughout the global credit crisis has been the unwavering commitment of your Board of Directors and management team to maximizing long-term stockholder value. Since HFBC was formed as a savings and loan holding company in February 1998 and began operating as an independent publicly-traded company, your Board has exercised its oversight and stewardship role diligently and effectively, and has extensively interacted with management as the Company successfully navigated through the challenges of an extraordinary operating environment, a capital markets crisis and significant new regulatory challenges. Both your Board and your management team, faced with numerous challenging circumstances resulting from outside factors, have been dedicated to HFBC’s success.

HFBC’s Common Stock has appreciated significantly in the last six months. At September 19, 2012, the closing price of our Common Stock was $7.50 per share. On March 19, 2013, our Common Stock closed at $11.03 per share. This represents an increase of 47.1% in the price of our Common Stock. Included in this time period is our announcement of the Sumner Bank & Trust acquisition on February 12, 2013. Our stock price has increased 13.6% since that announcement, reflecting a positive response from investors.

The Nominating and Corporate Governance Committee of the Board of Directors has concluded, and the entire Board of Directors agreed, that the slate of nominees for Directors at the 2013 Annual Meeting of Stockholders should comprise Dr. Thomas I. Miller, Mr. Steve Hunt and Mr. Michael L. Woolfolk. We believe that HFBC’s slate of directors is very well qualified to perform the essential role of providing stewardship and guidance as HFBC continues to execute its strategies for building long-term stockholder value.

We again urge you not to take any action in connection with the very important decision to elect directors of HFBC until you have had the opportunity to review and consider our proxy statement when it becomes available. Until then, HFBC is not asking its stockholders to grant any proxies or take any action with respect to the election of directors or any other matter that may be submitted for a stockholder vote at the meeting.

If you have any questions, please call our proxy solicitor, Georgeson, Inc., toll-free at (800) 267-4403 or HFBC Investor Relations, Attn: Billy C. Duvall at (270) 885-1171.

The Board of Directors of HFBC appreciates your time and attention in this very important matter.

Sincerely,

/s/ Dr. Thomas I. Miller
Dr. Thomas I. Miller
Director

/s/ Gilbert E. Lee
Gilbert E. Lee
Chairman of the Board

/s/ John E. Peck
John E. Peck
Director, President and Chief Executive Officer

/s/ Clay Smith
Clay Smith
Director

/s/ Harry J. Dempsey
Harry J. Dempsey
Director

/s/ Steve Hunt
Steve Hunt
Director

/s/ Ted S. Kinsey
Ted S. Kinsey
Director

/s/ Michael L. Woolfolk
Director, Executive Vice President,
Chief Operations Officer and Corporate Secretary

About HopFed Bancorp, Inc.

Headquartered in Hopkinsville, Kentucky, HopFed Bancorp, Inc. (“HFBC”) is the holding company for Heritage Bank headquartered in Hopkinsville, Kentucky (“Heritage”). At December 31, 2012, HFBC reported consolidated assets of $967.7 million, total deposits of $759.9 million and $525.0 million in loans outstanding. Heritage has 18 offices in western Kentucky and middle Tennessee in addition to its subsidiary, Fall & Fall Insurance of Fulton, Kentucky. Heritage’s operations include Heritage Bank Wealth Management of Murray, Kentucky, Hopkinsville, Kentucky, Kingston Springs, Tennessee and Pleasant View, Tennessee, which offers a broad line of financial services. Heritage Mortgage Services of Clarksville, Tennessee, offers long term fixed rate 1-4 family mortgage loans in all communities in the Company’s general market area. Heritage offers a broad line of banking and financial products and services with the personalized focus of a community banking organization. More information about HFBC and Heritage may be found on their website, www.bankwithheritage.com.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements are subject to known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. You should understand that these statements are not guarantees of performance or results and are preliminary in nature. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may result”, “will result”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts.

You should consider the areas of risk described under the heading “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in our periodic reports filed with the Securities and Exchange Commission under the Exchange Act in connection with any forward-looking statements that may be made by us and our businesses generally. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any updates or revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.

Important Information/Solicitation Participants Legend

HFBC will file a proxy statement in connection with its 2013 Annual Meeting of Stockholders and advises its stockholders to read that proxy statement when it becomes available because it will contain important information. Stockholders will be able to obtain a free copy of that proxy statement and other documents (when available) that HFBC files with the Securities and Exchange Commission at the

Commission’s website at www.sec.gov. That proxy statement and these other documents will also be available free of charge by directing a request to HopFed Bancorp, Inc., Attn: Investor Relations, 4155 Lafayette Road, Hopkinsville, Kentucky 42240 or visiting HFBC’s website at www.bankwithheritage.com under the “Investor Relations” tab.

HFBC, its directors and named executive officers may be deemed to be participants in the solicitation of proxies from HFBC stockholders in connection with the 2013 Annual Meeting of Stockholders. Stockholders may obtain information regarding the names, affiliations and interests of such individuals in HFBC`s proxy statement filed on April 13, 2012 for the 2012 Annual Meeting of Stockholders. To the extent that holdings of HFBC securities on the part of its directors and named executive officers have changed since the date of that proxy statement, those changes have been or will be reflected on Statements of Changes in Ownership on Form 4 filed with the Securities and Exchange Commission. More current information regarding the interests of the directors and named executive officers of HFBC will be contained in the proxy statement referred to in the preceding paragraph.